Exhibit 99.2

The amount of shares reported consists of ordinary shares owned by AOF, CAIP II (Y) LLC, CAIP Parallel I and CAIP Parallel II (the “J.P. Morgan Entities”). The sole member of CAIP II (Y) LLC is J.P. Morgan Asia Investment Partners, L.P. (“JPM Investment”), whose general partner is J.P. Morgan Asia Equity Partners, L.P. (“JPM Equity”). The general partner of each of the Asia Entities is Asia Opportunity Company (“Asia Opportunity”), a wholly owned subsidiary of JPM Equity. The general partners of JPM Equity are JPMP Asia Equity Company, a Cayman Islands exempted company and wholly owned subsidiary of JPMP Master Fund Manager, L.P. (“JPM Manager”), and Liu Asia Equity Company, a Cayman Islands exempted company. The general partner of JPMP Manager is JPMP Capital Corp. (“JPMP Capital”) which is a wholly owned subsidiary of J.P. Morgan Chase & Co, a publicly traded company (“JPM Chase”). Set forth in Schedule I hereto and incorporated by reference herein are the names, business addresses, principal occupations and employments of each officer and director of JPMP Capital and JPM Chase.